Exhibit 5.1

August 23, 2007

Chittenden Corporation

Two Burlington Square

Burlington, VT 05401

Re:	Securities Being Registered under Registration Statement on Form S-4

Ladies and Gentlemen:

This opinion is delivered in my capacity as General Counsel of Chittenden Corporation, a Vermont corporation (the “Company”), in connection with a Registration Statement on Form S-4 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to up to 3,325,589 shares of common stock, par value $1.00 per share, of the Company (the “Shares”) to be issued to the shareholders of Community Bank & Trust Company, a New Hampshire trust company (“Community”), in connection with the acquisition of Community by the Company pursuant to an Agreement and Plan of Merger dated as of June 4, 2007 and amended as of August 15, 2007 (the “Merger Agreement”).

I have reviewed such documents and made such examination of law as I have deemed appropriate to give the opinions expressed below. I have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates and other inquiries of officers of the Company.

The opinions expressed below are limited to the Vermont Business Corporation Act (which includes applicable provisions of the Vermont Constitution and reported judicial decisions interpreting the Vermont Business Corporation Act and the Vermont Constitution).

Based on the foregoing, I am of the opinion that the Shares have been duly authorized and, upon issuance and delivery in exchange for the shares of common stock of Community in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

I hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption “Legal Matters” in the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ F. Sheldon Prentice

F. Sheldon Prentice, Esq.

Senior Vice President,

General Counsel and Secretary